Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
April 26, 2010	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces First Quarter of 2010 Earnings

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced net income of $17.4 million or $0.40 per diluted share for the first quarter of 2010. Earnings for the first quarter of 2009 were $29.6 million or $0.68 per diluted share.

The results for the first quarter of 2010 included a before-tax, net gain of $1.2 million on the sale of a corporate bond and noncash, before-tax, other-than-temporary impairment charges of $1.5 million on certain investment securities. The results for the first quarter of 2009 included a benefit of $11.5 million associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

United’s first quarter of 2010 results produced an annualized return on average assets of 0.92% and an annualized return on average equity of 9.17%. These returns compare very favorably to United’s most recently reported peer group banking companies’ (bank holding companies with total assets between $3 and $10 billion) average return on assets of -0.16% and average return on equity of -2.22% for the year of 2009. United’s annualized returns on average assets and average equity were 1.50% and 16.25%, respectively, for the first quarter of 2009.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.29% at March 31, 2010 compares favorably to the most recently reported percentage of 4.23% at December 31, 2009 for United’s Federal Reserve peer group. At March 31, 2010, nonperforming loans were $72.4 million or 1.29% of loans, net of unearned income, relatively flat from nonperforming loans of $72.3 million or 1.26% of loans, net of unearned income at December 31, 2009. As of March 31, 2010, the allowance for loan losses was $68.1 million or 1.22% of loans, net of unearned income, as compared to $67.9 million or 1.18% of loans, net of unearned income at December 31, 2009. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 94.1% and 93.9% at March 31, 2010 and December 31, 2009, respectively. The coverage ratio for United’s Federal Reserve peer group was 71.7% at December 31, 2009. Total nonperforming assets of $113.6 million, including OREO of $41.2 million at March 31, 2010, represented 1.49% of total assets which also compares favorably to the most recently reported percentage of 3.38% at December 31, 2009 for United’s Federal Reserve peer group.

United Bankshares, Inc. Announces...

April 26, 2010

Page Two

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 12.6% at March 31, 2010 while its Tier I capital and leverage ratios are 11.3% and 9.3%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

Tax-equivalent net interest income for the first quarter of 2010 was $62.0 million, a decrease of $1.8 million or 3% from the first quarter of 2009. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $378.1 million or 5% for the first quarter of 2010. Average net loans declined $327.7 million or 6% for the first quarter of 2010 while average investments decreased $328.9 million or 26% due mainly to maturities and calls of securities which were not fully reinvested from the first quarter of 2009. Average short-term investments increased $278.6 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. In addition, the average yield on earning assets declined 40 basis points for the first quarter of 2010 as compared to the same quarter in 2009. Partially offsetting these decreases to tax-equivalent net interest income was a decrease of 53 basis points in the first quarter of 2010 average cost of funds. The net interest margin for the first quarter of 2010 was 3.65%, up 9 basis points from a net interest margin of 3.56% for the first quarter of 2009.

On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2010 declined $1.6 million or 3% from the fourth quarter of 2009 due to two fewer days in the quarter and a decline in average earning assets. Average earning assets decreased $284.4 million or 4% from the fourth quarter of 2009. Average net loans decreased $111.4 million or 2% while average investments declined $119.0 million or 11% for the quarter. The first quarter of 2010 average yield on earning assets declined a basis point while the average cost of funds decreased 13 basis points from the fourth quarter of 2009. The net interest margin of 3.65% for the first quarter of 2010 was an increase of 10 basis points from the net interest margin of 3.55% for the fourth quarter of 2009.

For the quarters ended March 31, 2010 and 2009, the provision for credit losses was $6.9 million and $8.0 million, respectively. The decrease in the provision for credit losses from the first quarter of 2009 was a result of an increase in the March 31, 2009 allowance for loan losses to account for further credit deterioration in the first quarter of 2009. Net charge-offs were $6.5 million for the first quarter of 2010 as compared to $6.9 million for the first quarter of 2009. Annualized net charge-offs as a percentage of average loans were 0.47% for the first quarter of 2010 as compared to 1.58% for United’s Federal Reserve peer group for the year of 2009. On a linked-quarter basis, United’s provision for credit losses and net charge-offs increased $149 thousand and $65 thousand, respectively, from the fourth quarter of 2009.

Noninterest income for the first quarter of 2010 was $15.6 million, which was an increase of $183 thousand from the first quarter of 2009. Included in noninterest income for the first quarter of 2010 was a before-tax, net gain of $1.2 million on the sale of a corporate bond and noncash, before-tax, other-than-temporary impairment charges of $1.5 million on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $630 thousand or 4%. This increase for the first quarter of 2010 was due primarily to an increase in income from bank-owned life insurance policies of $1.1 million due to an increase in the cash surrender values. Partially offsetting this increase was a decrease of $322 thousand in revenue from trust and brokerage services due to a decrease in volume.

United Bankshares, Inc. Announces...

April 26, 2010

Page Three

On a linked-quarter basis, noninterest income for the first quarter of 2010 increased $1.4 million from the fourth quarter of 2009. Included in the results for the first quarter of 2010 and fourth quarter of 2009 were noncash, before-tax, other-than-temporary impairment charges of $1.5 million and $2.8 million, respectively. Included in the results for the first quarter of 2010 was the net gain of $1.2 million on the sale of a corporate bond. Excluding the results of security transactions, noninterest income would have decreased $857 thousand or 5% on a linked-quarter basis due primarily to a decrease of $941 thousand in fees from deposit services due to seasonality. Partially offsetting this decrease was an increase in revenue from trust and brokerage services of $449 thousand as a result of an increase in the value of the assets under management.

Noninterest expense for the first quarter of 2010 was $43.8 million, an increase of $1.9 million or 5% from the first quarter of 2009 due primarily to an increase of $1.8 million in FDIC assessment expense as a result of higher premiums. Also, equipment expense which includes other real estate owned (OREO) costs increased $230 thousand due mainly to declines in the fair values of OREO properties. Partially offsetting these increases was a decrease of $395 thousand in employee benefits expense due mainly to a decline in the expense associated with United’s employee pension plan primarily as a result of an $11 million contribution made in the third quarter of 2009.

On a linked-quarter basis, noninterest expense for the first quarter of 2010 was flat from the fourth quarter of 2009, decreasing $190 thousand or less than 1%. Decreases of $556 thousand in equipment expense primarily as a result of lower depreciation amounts and $257 thousand in employee benefits expense due mainly to lower pension costs were virtually offset by increases of $483 thousand in net occupancy expense due to increased utilities and building maintenance costs and $433 thousand in employee compensation due mainly to higher commissions and incentives expense.

During the first quarter of 2010, United’s Board of Directors declared a cash dividend of $0.30 per share. The annualized 2010 dividend of $1.20 equates to a yield of approximately 4% based on recent UBSI market prices.

United Bankshares, with $7.6 billion in assets, presently has 113 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2010 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2010 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2010	March 31 2009	December 31 2009
EARNINGS SUMMARY:
Interest income, taxable equivalent	$85,653	$97,669	$90,813
Interest expense	23,617	33,788	27,159
Net interest income, taxable equivalent	62,036	63,881	63,654
Taxable equivalent adjustment	1,557	2,964	2,632
Net interest income	60,479	60,917	61,022
Provision for credit losses	6,868	8,028	6,719
Noninterest income	15,573	15,390	14,207
Noninterest expense	43,751	41,814	43,941
Income taxes	8,011	(3,168)	7,125
Net income	$17,422	$29,633	$17,444

PER COMMON SHARE:
Net income:
Basic	$0.40	$0.68	$0.40
Diluted	0.40	0.68	0.40
Cash dividends	0.30	0.29	0.30
Book value	17.68	17.44	17.53
Closing market price	$26.22	$17.24	$19.97
Common shares outstanding:
Actual at period end, net of treasury shares	43,498,754	43,397,108	43,437,738
Weighted average- basic	43,455,296	43,407,224	43,426,784
Weighted average- diluted	43,534,435	43,465,298	43,460,382

FINANCIAL RATIOS:
Return on average assets	0.92%	1.50%	0.87%
Return on average shareholders’ equity	9.17%	16.25%	8.92%
Average equity to average assets	10.04%	9.24%	9.79%
Net interest margin	3.65%	3.56%	3.55%

	March 31 2010	March 31 2009	December 31 2009
PERIOD END BALANCES:
Assets	$7,615,243	$7,984,717	$7,805,101
Earning assets	6,786,218	7,170,052	6,956,322
Loans, net of unearned income	5,601,763	5,977,596	5,736,809
Loans held for sale	1,953	1,417	5,284
Investment securities	914,001	1,224,781	966,920
Total deposits	5,791,903	5,662,680	5,971,100
Shareholders’ equity	769,050	756,986	761,550